Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER
AND FIRST HALF OF 2009, ADDITIONAL PURCHASE OF REAL ESTATE
AND THE ADDITION OF TWO NEW DIRECTORS
     (LA JOLLA, CALIFORNIA)—August 10, 2009—PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity before noncontrolling interests of $563.2 million ($24.93 per share) at June 30, 2009, compared to $457.5 million ($24.28 per share) at March 31, 2009, and $477.7 million ($25.36 per share) at December 31, 2008. Reported book value per share attributable to PICO shareholders increased by $0.65, or 2.7%, during the second quarter of 2009, and declined by $0.43, or 1.7%, over the first half of 2009.
     Commenting on the year to date, PICO’s President and Chief Executive Officer, John Hart, said:
     “During the second quarter of 2009, PICO’s shareholders’ equity increased by $105.7 million. The majority of the increase came from the $95.7 million in net proceeds from the sale of 3,750,000 new shares of PICO common stock, at a price of $27 per share, in June. Shareholders’ equity also increased by $8.5 million of comprehensive income, primarily due to a $9.9 million net increase in unrealized appreciation in our investment portfolios.
     “We decided to raise additional capital at this time to take advantage of favorable asset pricing opportunities in both real estate and water. It is uncertain how long these opportunities will last and how accommodating the financial markets might be in the future. Following the stock sale, at June 30, 2009, the PICO parent company and our non-insurance subsidiaries had more than $186 million in cash available for asset purchases and acquisitions.
     “In August, after the close of the second quarter, our subsidiary, Union Community Partners, acquired a defaulted note at a significant discount to the original principal amount. We anticipate foreclosing on the note and assuming ownership of the underlying property, which consists of 1,400 entitled residential lots on 244 acres in Monterey County, California. Once we have obtained ownership, we intend to complete the land development of partially finished lots which, together with the purchase of the note, we estimate will cost a total of approximately $40 million. The cost per lot is significantly below current replacement costs in a market where demand is estimated to exceed supply within three years.
— more —
PICO HOLDINGS, INC.
875 PROSPECT STREET, SUITE 301 LA JOLLA, CALIFORNIA 92037
T:858,456,6022 F: 858,456,6480
WWW.PICOHOLDINGS.COM

PICO Holdings, Inc.
Q2 2009 Results

     “The second quarter saw the first sales of residential housing lots by UCP, with the disposal of 32 finished lots, from two separate developments in and around metropolitan Fresno, for $1.7 million. In one project, UCP had owned the lots for approximately 14 months and generated an internal rate of return of approximately 46%. UCP had owned the lots in the other project for approximately six months, and generated an IRR of approximately 90%.
     “UCP continues to evaluate the purchase of additional lots in carefully selected California markets where affordability trends and the inventory of lots point to an early recovery in demand for, and the value of, residential lots. For example, according to California Association of Realtors data, 77% of households could afford to buy a median-priced home in Fresno County in the first quarter of 2009, compared to 47% two years earlier. At the same time, the inventory of finished homes and finished lots on the market has come down markedly. At June, 2009, the supply of residential housing inventory in the Fresno area was down to two months compared to over 20 months at the peak in 2007.
     “During the second quarter, Vidler Water Company began a new water resource development project in the state of New Mexico. This is Vidler’s first project in New Mexico, a state which has some of the most severe water shortages relative to future growth in the Southwest. We are conducting geophysical surveys and applying for exploratory and monitoring well permits with the State Engineer’s Office of New Mexico. Vidler intends to drill exploratory and monitoring wells, with the ultimate objective of being awarded permitted water rights to satisfy demand of up to 1,500 acre-feet of water per annum in the Santa Fe region.”
     PICO’s Board of Directors also today announced the addition of two new outside directors:
•	Julie H. Sullivan, Ph.D., Executive Vice President and Provost of the University of San Diego; and

•	Kristina M. Leslie, the former Chief Financial Officer of DreamWorks Animation SKG, Inc.
     Dr. Sullivan will stand for election at PICO’s next Annual Meeting in 2012. Ms. Leslie will stand for election at PICO’s Annual Meeting in 2010.
     PICO’s Chairman, John D. Weil added: “We are pleased to welcome two new directors to the Board. The newly appointed Directors are exceptionally talented individuals and each brings deep and valuable experience in various business dimensions. As we review and rotate Board assignments, we will be able to take optimal advantage of the specific skills of each new director. We are looking forward to working with our new Board members, and to the contributions they will make.”
— more —

PICO Holdings, Inc.
Q2 2009 Results

     Dr. Sullivan, 52, is Executive Vice President and Provost of the University of San Diego where she is also Interim Vice President of Finance and Administration. Previously, Dr. Sullivan was a Full Professor of the University of California, San Diego, Rady School of Management and the Graduate School of International Relations and Pacific Studies. Dr. Sullivan currently serves on the Board of Directors of Applied Micro Circuits Corporation, a publicly-held electronics company where she also serves as chair of the Audit Committee and is a member of the Governance and Nominating Committee. Dr. Sullivan is also an Advisory Director of Schenectady International, Inc., a privately-held global chemical company, where she is also a member of the Audit, Compensation and Pension Committees.
     Ms. Leslie, 44, is the former Chief Financial Officer of DreamWorks Animation SKG, Inc., a publicly-held company that develops and produces computer generated animated feature films. Currently, Ms. Leslie serves on the Board of Directors of Bare Escentuals, Inc., a publicly-held company that is one of the leading prestige cosmetic companies in the United States, where she also serves as a member of the Audit Committee. Ms. Leslie also serves on the Board of Directors of Methodist Hospital of Southern California, a not for profit hospital in the San Gabriel Valley in Los Angeles, where she also serves as a member of the Finance, Audit and Compliance Committee. Ms. Leslie is also a Trustee at Flintridge Preparatory School, an independent college preparatory middle and secondary school, where she also is a member of the Finance Committee, Strategic Planning Committee and serves as Chair of the Committee on Trustees.
NET BOOK VALUE
     The following table is provided as a supplement to the financial statements contained in PICO’s 10-Q, to illustrate the relative size of the Company’s assets and activities.

Segment	Net Book Value		Percentage
Water Resource and Water Storage Operations	$201.7	million	35.9%
Real Estate Operations	82.4	million	14.6%
Insurance Operations in “Run Off”	64.9	million	11.5%
Corporate	214.2	million	38.0%

Shareholders’ Equity Before Non-Controlling Interests	$563.2	million	100.0%

SECOND QUARTER SEGMENT RESULTS OF OPERATIONS
     In the second quarter of 2009, PICO reported a net loss of $2.4 million ($0.12 per share), compared to net income of $28.2 million ($1.49 per share) in the second quarter of 2008.
— more —

PICO Holdings, Inc.
Q2 2009 Results

     Our second quarter segment results of operations are:

	2009	2008
Income (Loss) Before Taxes & Non-Controlling
Interest By Operating Segment:
Water Resource and Water Storage Operations	$1,121,000	$(1,228,000)
Real Estate Operations	(1,142,000)	441,000
Insurance Operations in “Run Off”	1,064,000	4,498,000
Corporate	(7,024,000)	42,559,000

Income (Loss) Before Taxes & Non-Controlling Interest	$(5,981,000)	$46,270,000
Income tax benefit (provision)	2,783,000	(18,328,000)
Non-controlling interest	839,000	300,000

Net Income (Loss)	$(2,358,000)	$28,242,000

FIRST HALF SEGMENT RESULTS OF OPERATIONS
     For the first six months of 2009, PICO reported a net loss of $20.9 million ($1.08 per share), compared to net income of $26.6 million ($1.41 per share) in the first six months of 2008.
     Our first half segment results of operations are:

	2009	2008
Income (Loss) Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(12,796,000)	$(2,188,000)
Real Estate Operations	(2,071,000)	863,000
Insurance Operations in “Run Off”	(5,829,000)	5,708,000
Corporate	(16,230,000)	43,902,000

Income (Loss) Before Taxes & Non-Controlling Interest	$(36,926,000)	$48,285,000
Income tax benefit (provision)	13,918,000	(22,295,000)
Non-controlling interest	2,144,000	606,000

Net Income (Loss)	$(20,864,000)	$26,596,000

     PICO is a diversified holding company. PICO seeks to acquire, build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
— more —

PICO Holdings, Inc.
Q2 2009 Results

     Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. Currently our two major businesses are Vidler Water Company, a water resource development business, and Union Community Partners, a developer of residential lots in selected California markets. Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico. Currently, UCP owns or controls approximately 551 finished lots and 3,168 potential lots in various stages of entitlement. Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada. Nevada Land owns approximately 440,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.
OTHER INFORMATION AND WHERE TO FIND IT
     At June 30, 2009, PICO Holdings, Inc. had a market capitalization of $648.5 million, and 22,594,592 shares outstanding.
     Given the size and diversity of our asset base, this release only summarizes the most significant elements in our results for the second quarter and first half of 2009. For fuller information on our principal activities and assets, recent developments, and the current outlook, we encourage all investors to read our Form 10-Q report, which has already been filed with the SEC. The report can be accessed on-line via our web-site (www.picoholdings.com), or you can call Carlene Wilbur (614-475-3178 ext. 501) to request a paper copy.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements relate to future, not past, events, regarding, among other things, our financial condition, business, results of operations, and prospects, including, without limitation, statements concerning our expectations, beliefs, intentions, anticipated developments, and other information concerning future matters. In this context, forward-looking statements often address our current expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “will”, “may”, “should”, “could”, “target”, “projects”, “contemplates”, “estimates”, “predicts”, “potential”, or “continue” and similar expressions or variations of such words. Such statements include, but are not limited to, statements regarding the timeline for delivery of purchased water through the Fish Springs pipeline; the trend for increasing water demand in the southwestern United States, including the markets we address such as the north valleys of Reno; long term projections for population growth in the western United States and the availability of developable water and land assets or projects; the future demand for, and fair market value of, water resources and real estate owned or controlled by us; the possibility that we may not receive the full amount of water rights from the applications that
— more —

PICO Holdings, Inc.
Q2 2009 Results

we have filed for in the state of Nevada; and our growth plans. Such forward-looking statements are not guarantees of future performance, and are subject to a number of risks, uncertainties, and other factors which could cause actual results and outcomes to differ materially from future results and outcomes expressed, or implied by, such forward-looking statements. Such risks and uncertainties are detailed from time to time in the Company’s filings with the SEC, including those described under the heading “Risk Factors” in our Annual Report on Form 10-K, as may be updated in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We do not undertake to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
# # #

CONTACT: Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216